Exhibit 10.34

December 4, 2015

Re:  Offer of Employment

Dear Craig,

Anthera Pharmaceuticals, Inc. (the “Company”) is pleased to extend to you an offer of employment with the Company, as follows:

1.
Position.  The Company will employ you in the position of President and Chief Operating Officer reporting to the Company’s Chief Executive Officer. Your employment will commence on or about January 7th, 2016.

2.
Compensation.  The Company will compensate you at the rate of $400,000 per annum, pro-rated for any partial month of employment; of which 4.5% is to be withheld and deposited directly into your 401(k) account sponsored by the Company on a pre-tax basis, up to the annual individual 401 (k) contribution amount permitted by the IRS. The Company will pay you your salary semi-monthly in arrears less customary payroll taxes and withholding taxes.  In addition, you will be eligible for a discretionary target bonus of up to 40% of your base salary based on your achievement of corporate and personal goals as established by the Company.  The determination of whether you have achieved the goals, whether you will receive a bonus, and, if so, the bonus amount that will be paid, shall be made by the Company in its sole and absolute discretion.

3.
Fringe Benefits.  You will be entitled to the customary fringe benefits made available to other employees of the Company in similar positions.  Said fringe benefits include a group health insurance program covering you and your dependents (the level of coverage depends on the specific plan you elect), and participation in the Company’s 401(k) plan. Eligibility for the Company’s health insurance program starts on the first day of the month following a 60-day waiting period from the date of hire. The company provides no defined vacation plan, however, will accommodate reasonable requests for additional time off, in addition to Company/Federal Holidays.  The Company’s fringe benefits are subject to adjustment from time to time in the sole discretion of the Company.

4.
Time out of Office, Vacation, Personal Time Away. The Company has no formal policy regarding attendance, vacation, or sickness. For record keeping and accounting purposes, the Company requires all individuals to provide monthly timesheet of all time in or out of office. In the case of prolonged absences (those of 3 days or more) when possible, individuals should make requests to their managers where a prior notice of absence is provided commensurate with the duration of the absence (i.e. Where possible, longer or planned absences should be requested as far in advance as possible whereas shorter unplanned absences require only appropriate accounting on monthly statements). As a matter of courtesy, when possible, the Company requests that individuals notify their managers of all absences in advance.

5.
Stock Options Grant.  Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted a stock option (“Option”) entitling you to purchase 380,000 shares of Common Stock of the Company (the “Common Stock”).  The Option exercise price shall be set at 100% of the fair market value of the Common Stock at the next scheduled meeting of the Board, which shall be determined by the Board in its sole discretion in accordance with the terms of the Plan.  The Option shall vest during the course of your employment, with 25% of the shares vesting upon the first anniversary of your date of employment, 75% of the shares vesting in 36 equal monthly installments at the end of each full calendar month that commences thereafter, for so long as you remain employed by the Company, such that subject to your continued employment the stock option shall be fully vested on the fourth anniversary of its vesting start date.

6.
Change in Control Event and Employment Agreement.  After 30 days you will be eligible for the Company’s severance benefits consistent with the plan approved by the Company’s Compensation Committee.  A draft of the plan is attached to this letter.

7.	Company Policies. You will be expected to comply with all of the Company’s policies and practices, particularly including:

a.
You will sign and abide by the Company’s “Proprietary Information and Inventions Agreement,” pursuant to which you are obligated to, among other things, (i) assign to the Company inventions conceived or developed by you during the duration of your employment with the Company and (ii) maintain the confidentiality of all of the Company’s confidential information, and (iii) not use or disclose to any other person any of the Company’s confidential information at any time, before, during or after the term of your employment with the Company;  and

b.
You will not pursue any activities during the term of your employment with the Company which in any way interferes with the performance of your responsibilities to the Company, or which in any way are adverse to or competitive with the business of the Company. If you should consider pursuing any outside professional activities (whether as a consultant, adviser, or in any other capacity with another organization) during the term of your employment, you agree to disclose them prior to undertaking them so that they can be reviewed for potential conflicts with your responsibilities or the Company’s business. However, your ability to serve on external advisory boards shall not be unreasonably prohibited.  Any and all Board of Director appointments must be approved by the Board of Directors Nominating and Corporate Governance Committee.

8.	Employment Eligibility. This offer of employment is conditioned upon your providing evidence of your legal right to work in the U.S. by satisfactorily completing a Form I-9 as required by law

9.
Term.  This employment relationship is an “at will” employment, which will continue indefinitely unless and until terminated by either party. While it is anticipated that this employment relationship will be a long term and mutually rewarding employment relationship, each party nevertheless reserves the right to terminate the employment relationship at any time, without cause, upon (14) days’ prior written notice. Further, upon any breach of this letter by either party, the non-breaching party may terminate immediately.

* * * *

I am excited to have you join the team and I look forward to a long term and mutually beneficial working relationship with you.   To evidence your concurrence with the above-stated employment terms, please sign and return to me the enclosed copy of this letter.

Sincerely,

By:	/s/ Paul F. Truex
Paul F. Truex, Chief Executive Officer

ACCEPTED AND AGREED TO AS SET FORTH ABOVE:

Dated: December 4, 2015	/s/ Craig Thompson
Craig Thomson